Exhibit 10.9

Provident Bank

Long-Term Incentive Plan

February 2005

2005 Amended and Restated Long-Term Incentive Plan

Objective

Provident Bank is committed to rewarding and retaining senior managers who make substantial contributions to the long-term success and growth in the Bank. The Bank’s original long-term incentive plan (“Plan”) was developed in 1999, with initial phantom share grants awarded in 2000. Based on significant growth of the Bank since 2000, the Plan has been modified to include additional participants and to align more closely with competitive market practice. The original intent of the plan has stayed the same. The objectives of Provident Bank’s Long-Term Incentive Plan are to:

•	Align key executives with the Bank’s long-term goals and objectives.

•	Encourage focus and collaboration needed to ensure the Bank continues to grow and enhance its earnings.

•	Provide competitive total compensation opportunities aligned with the Banks’ success.

•	Enable the Bank to attract and retain talented senior management.

The Plan is based on the concept of stock options used by public banks, but since Provident Bank is a mutual, phantom shares are used and valued according to the Bank’s ability to grow earnings and capital.

Eligibility

Select key senior managers. The Plan is intended to include those who have the most influence on the long-term earnings of the Bank. In general, participants must be hired by January 1 of the plan year to be included in that years’ grants. However, newly eligible participants may be eligible to receive an initial award at the time of their hire date.

Performance Period

The Plan operates on a calendar year schedule (January 1 – December 31). Grant awards will be considered annually, although actual grants will vary based on the achievement of pre-defined performance goals and objectives.

Long-Term Incentive Award Ranges

Each participant will have a specified target incentive grant award based on his or her role at the Bank. Target incentives are based on competitive practices and reflect the amount of long-term incentive to be paid for meeting defined goals.

Plan grants will be allocated based on a combination of Bank and individual performance. Each participant will have specific performance measures (e.g. Bank performance, department performance, individual production goals) that will have a defined goals. At the end of each year, the participant will be reviewed relative to his/her goals and an overall performance assessment made to determine Plan award.

Attachment (A) Shows award grant ranges.

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Plan Gate

In order for the Plan to pay out any awards in a given year, Provident Bank must achieve a threshold level of earnings. Threshold earnings are defined as pretax earnings, net of extraordinary items and securities gains, at 90% of Budgeted pretax earnings. Once we achieve this threshold level of performance, all participants are eligible for an award based on their specific performance goals.

Phantom Share Grant Award

There are three key steps in determining Plan awards each year.

1.	Determine whether Plan exceeded the gate level of earnings. If the earnings exceeded threshold earnings, the Plan is activated. If earnings did not achieve this gate, there are no awards granted for any participant in that year.
2.	Review executive performance against the specific goals set at the start of the year to determine the relative award (i.e. threshold, target, stretch). Award grants will be assessed based on achievements relative to the threshold, target and stretch performance goals. Interpolation between the measures will be calculated to encourage and reward incremental performance improvement. This will determine the participant’s value of the award as a percentage of salary.
3.	The value of the executive’s award (as percent of base salary) will then be converted to a number of phantom shares based on the present value[1] of the share. These shares will vest fully after five years at which time the value to the participant will grow in line with increases in Bank’s earnings over that five-year period.

Phantom Share Value

The phantom shares operate in a manner similar to stock options. However, because Provident Bank does not have real shares of stock, we use a bookkeeping process to determine the value of an underlying “phantom share”. The total number of shares for the Plan was determined based on the Bank’s tier 1 capital in 1999. At the inception of the Plan, the bank had a total of 1,957,745 Share Units with a calculated Share Unit Value (SUV) of $10.00.

The SUV going forward is determined by dividing the Bank’s tier 1 capital as of December 31 of each Plan year by the total number of Share Units – 1,957,745 that were created at the time of the initiation of the plan. The SUV is adjusted for extraordinary items and securities gains, net of tax. In addition, the Board of Directors may, at its discretion, recognize outstanding achievement by the Bank in a given year by adding an amount up to 10% to that year’s SUV.

In summary, participants receive the appreciation in the SUV of the phantom stock share that occurs between the time of the share grant and the time of its redemption.

[1]	Because a phantom share operates similar to a stock option, we use a valuation process that is similar as well. Because stock options and phantom shares have no value until the vesting period is served, we determine the future value of a stock grant, given certain expectations of growth and then determine an equivalent cash value today to determine appropriate awards.

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For example

•	Tier 1 capital at the time of grant is divided by the total number of shares allocated to the Plan (1,957,745) to determine the original SUV.
•	An executive is granted shares with current value based on the original SUV and a five-year cliff vest (i.e. the executive receives the value of the award after five years).
•	Earnings during the vesting period increase the bank’s tier 1 capital.
•	Tier 1 capital (adjusted for any extraordinary items and/or securities gains) at the time of vesting is divided by the total number of shares allocated to the Plan (1,957,745) to determine the present SUV.
•	The difference between the present SUV and the original SUV is then multiplied by the number of shares granted to determine a cash award.

The plan design supports its objective to align participants with the long-term earnings of the Bank while providing a powerful retention feature. For new employees, the Plan will provide it’s first payment after five years’ service. After five years, assuming annual grants are awarded, participants will receive payouts based on the growth of the shares granted five years prior.

Share Allocation

The Plan is funded with 500,000 shares for employees and 121,000 shares for Directors, which are available for distribution while the Plan remains in force. Grant awards reduce available shares, while redeemed vested shares increase available shares.

Vesting

Each phantom stock grant will have a five year cliff vesting provision that requires the participant to wait five years before the value of the grant is awarded.

All grants are considered fully vested upon retirement at age 62 or later, death, or termination as a result of full disability of the participant.

If the participant leaves the Bank prior to satisfying the vesting requirement, his/her grant will be forfeited.

Plan participants terminated for cause will forfeit all rights to their unvested grants.

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Terms and Conditions

Effective Date

This Plan is effective January 1, 2005 to reflect plan year January 1, 2005 to December 31, 2005. The Plan will be reviewed annually by the Bank’s Board and Executive Management to ensure proper alignment with the Bank’s business objectives. Provident Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period.

Program Administration

The Plan is authorized and administered by the Board of Directors, with recommendations from the Compensation Committee. The Chief Executive Officer and/or the Board of Directors have the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Chief Executive Officer and/or Board of Directors will be final and binding on all participants.

Program Changes or Discontinuance

Provident Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, Provident Bank may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend any portion of the Plan, as it deems appropriate.

Long-Term Incentive Award Payments

Phantom share grants will be awarded as soon after the year-end as possible. Once vested, the shares will be paid in cash, based on the value determined. Payouts will be made within the first two and a half months following year-end. Phantom share payments are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of Provident Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Provident Bank or the participant or any other person. Nothing herein will be construed to require Provident Bank to maintain any fund or to segregate any amount for a participant’s benefit.

Program Funding

The Plan is funded and accrued based on Bank performance results.

Reduced Work Schedules, Promotions, and Transfers

If a participant changes his/her role during the Plan year, and it is deemed that new phantom share grant targets are appropriate, he/she will be eligible for the new target awards on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status.

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Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the CEO and/or Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Provident Bank, nor will the Plan interfere with the right of Provident Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Provident Bank is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Provident Bank and its employees and should not be shared outside the organization.

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Attachment (A)

Long-Term Incentive Award Ranges – Tier 1

	Annual LTI Grant
	% of Base Salary
	Threshold	Target	Stretch
President/CFO	10%	20%	30%

o	Threshold = 90% of Budgeted Pretax Earnings

o	Target = Budgeted Pretax Earnings

o	Stretch = 115% of Budgeted Pretax Earnings

Long-Term Incentive Award Ranges – Tier 2

	Annual LTI Grant
	% of Base Salary
	Threshold	Target	Stretch
EVP Senior Lender	5%	15%	25%

50% of the Award Based on the Following:

o	Threshold = Net Total Loan Goal Misses Budget by no more than 10%

o	Target = Net Total Loan Goal Meets Budget

o	Stretch = Net Total Loan Goal Exceeds Budget by 20%

Strong Consideration to be given to Volume, Mix, Credit Quality and Yield

50% of the Award Based on Bank Performance as Follows:

o	Threshold = 90% of Budgeted Pretax Earnings

o	Target = Budgeted Pretax Earnings

o	Stretch = 115% of Budgeted Pretax Earnings

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Attachment (A)

Long-Term Incentive Award Ranges – Tier 2 (Continued)

	Annual LTI Grant
	% of Base Salary
	Threshold	Target	Stretch
SVP Retail Banking	5%	15%	25%

50% of the Award Based on the Following:

o	Threshold = Net Deposit Goal Misses Budget by no more than 10%

o	Target = Net Deposit Goal Meets Budget

o	Stretch = Net Deposit Goal Exceeds Budget by 20%

Strong Consideration to be given to Mix and Yield

50% of the Award Based on Bank Performance as Follows:

o	Threshold = 90% of Budgeted Pretax Earnings

o	Target = Budgeted Pretax Earnings

o	Stretch = 115% of Budgeted Pretax Earnings

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Attachment (A)

Long-Term Incentive Award Ranges – Tier 3

	Annual LTI Grant
	% of Base Salary
	Target	Stretch
SVP Senior Credit Officer	10%	20%

50% of the Award Based on the Following:

o	Target = Net Total Loan Goal Meets Budget

o	Stretch = Net Total Loan Goal Exceeds Budget by 20%

Strong Consideration to be given to Volume, Mix, Credit Quality and Credit Administration

50% of the Award Based on Bank Performance as Follows:

o	Target = Budgeted Pretax Earnings

o	Stretch = 115% of Budgeted Pretax Earnings

	Annual LTI Grant
	% of Base Salary
	Threshold	Target	Stretch
SVP Commercial Lending, VP Commercial Lenders	0%	10%	20%

o	Threshold = N/A

o	Target = Loan Goals Achieved (Volume, Mix, Credit Quality and Rate)

o	Stretch = Loan Goals Exceeded by 25%

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